EXHIBIT 99.1

Progress Energy provides 2010 earnings guidance, updates 2009 guidance

RALEIGH, N.C. (Jan. 19, 2010) - Progress Energy (NYSE: PGN) announced today that its 2010 ongoing earnings guidance is projected to be in the range of $2.85 to $3.05. The 2010 earnings guidance reflects adjusted retail revenue expectations due to the challenging economy in the company’s service territories and the results of the decision last week in the company’s Florida rate case.

“Given the disappointing regulatory decision in Florida and the lingering effects of the economic recession, we expect 2010 will be an extremely challenging year,” said Bill Johnson, chairman, president and CEO of Progress Energy. “The rate case decision was particularly harmful because it failed to recognize the true costs associated with providing a secure, reliable electricity system. This decision will require us to make a number of tough decisions related to our O&M costs and capital expenditures.”

Progress Energy also narrowed its 2009 ongoing earnings guidance to a range of $3.00 to $3.05. The original target estimate for 2009 was a range of $2.95 to $3.15. The company will announce its fourth-quarter and year-end earnings results on Feb. 11.

The 2009 and 2010 ongoing earnings guidance excludes any impacts, if any, from discontinued operations, CVO mark-to-market adjustment, potential impairments and plant retirement charges. Progress Energy is not able to provide a corresponding GAAP equivalent for the 2009 and 2010 earnings guidance figures due to the uncertain nature and amount of these adjustments.

Progress Energy will hold a brief conference call at 10 a.m. ET (7 a.m. PT) today to discuss its 2009 and 2010 ongoing earnings guidance and the recent rate decision in Florida. Today’s conference call will be hosted by Chairman, President and Chief Executive Officer Bill Johnson and Chief Financial Officer Mark Mulhern, and will be webcast to the public.

Investors, media and the public may listen to the conference call by dialing 913-312-0392, confirmation code 4951003. If you encounter problems connecting to the conference call, please contact Investor Relations at 919-546-6057.

A webcast of the live conference call and related materials will be available at www.progress-energy.com/webcast. The webcast will be archived on the site for at least 30 days following the call for those unable to listen in real time. A playback of the entire conference call will be available from 1 p.m. ET Jan. 19 through midnight Feb. 2. To listen to the recorded call, dial 719-457-0820 and enter confirmation code 4951003.

As previously announced, Progress Energy will hold a conference call to discuss 2009 fourth-quarter and year-end earnings results Feb. 11. That conference call will begin at 10 a.m. ET (7 a.m. PT) and will be webcast to the public. Details related to the Feb. 11 conference call and webcast are available at www.progress-energy.com/investor.

Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 500 energy company with more than 22,000 megawatts of generation capacity and $9 billion in annual revenues. Progress Energy includes two major electric utilities that serve approximately 3.1 million customers in the Carolinas and Florida. The company has earned the Edison Electric Institute's Edison Award, the industry's highest honor, in recognition of its operational excellence, and was the first utility to receive the prestigious J.D. Power and Associates Founder's Award for customer service. The company is pursuing a balanced strategy for a secure energy future, which includes aggressive energy-efficiency programs, investments in renewable energy technologies and a state-of-the-art electricity system. Progress Energy celebrated a century of service in 2008. Visit the company’s Web site at www.progress-energy.com.

Caution Regarding Forward-Looking Information:

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The matters discussed in this document involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

Examples of factors that you should consider with respect to any forward-looking statements made throughout this document include, but are not limited to, the following: the impact of fluid and complex laws and regulations, including those relating to the environment and the Energy Policy Act of 2005; the ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our regulated service territories and the accompanying regulatory and financial risks; the financial resources and capital needed to comply with environmental laws and renewable energy portfolio standards and our ability to recover related eligible costs under cost-recovery clauses or base rates; our ability to meet current and future renewable energy requirements; the inherent risks associated with the operation and potential construction of nuclear facilities, including environmental, health, regulatory and financial risks; the impact on our facilities and businesses from a terrorist attack; weather and drought conditions that directly influence the production, delivery and demand for electricity; recurring seasonal fluctuations in demand for electricity; the ability to recover in a timely manner, if at all, costs associated with future significant weather events through the regulatory process; economic fluctuations and the corresponding impact on our customers, including downturns in the housing and consumer credit markets; fluctuations in the price of energy commodities and purchased power and our ability to recover such costs through the regulatory process; our ability to control costs, including O&M and large construction projects; the ability of our subsidiaries to pay upstream dividends or distributions to Progress Energy; the duration and severity of the recession; the ability to successfully access capital markets on favorable terms; the stability of commercial credit markets and our access to short- and long-term credit; the impact that increases in leverage may have on us; our ability to maintain our current credit ratings and the impact on our financial condition and ability to meet our cash and other financial obligations in the event our credit ratings are downgraded; our ability to fully utilize tax credits generated from the previous production and sale of qualifying synthetic fuels under Internal Revenue Code Section 29/45K; the investment performance of our nuclear decommissioning trust funds; the investment performance of the assets of our pension and benefit plans and resulting impact on future funding requirements; the impact of potential goodwill impairments; the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements; and unanticipated changes in operating expenses and capital expenditures. Many of these risks similarly impact our nonreporting subsidiaries. These and other risk factors are detailed from time to time in our filings with the SEC. All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor can management assess the effect of each such factor on us.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.

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Contacts:  Corporate Communications – (919) 546-6189 or toll-free (877) 641-NEWS (6397)